Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2001 Non-Qualified Stock Option Plan, 2001 Incentive and Non-Qualified Stock Option Plan, 2012 Incentive and Non-Qualified Stock Option Plan and 2017 Equity Incentive Plan of Altair Engineering Inc. of our report dated June 16, 2017 (except as to the third paragraph of Note 2, as to which the date is October 6, 2017), with respect to the consolidated financial statements of Altair Engineering Inc. included in its Registration Statement on Form S-1, as amended (File No. 333-220710) and related Prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Detroit, Michigan

November 3, 2017